Exhibit 99
News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS FOURTH QUARTER EARNINGS,
SOLID ORGANIC LOAN GROWTH AND ASSET QUALITY

WAYNE, NJ – January 29, 2015 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter of 2014 of $25.1 million, or $0.11 per diluted common share as compared to the fourth quarter of 2013 earnings of $39.6 million, or $0.20 per diluted common share. The 2014 fourth quarter earnings included several infrequent items highlighted in the section below.

Net income for the year ended December 31, 2014 was $116.2 million, or $0.56 per diluted common share, compared to 2013 earnings of $132.0 million, or $0.66 per diluted common share.
Key financial highlights for the fourth quarter:

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Acquisition of 1st United Bancorp, Inc.: On November 1, 2014, Valley acquired 1st United Bancorp, Inc. ("1st United") and its wholly-owned subsidiary, 1st United Bank, a commercial bank with approximately $1.7 billion in assets, $1.2 billion in loans, and $1.4 billion in deposits, after purchase accounting adjustments. The 1st United acquisition brings to Valley a 20 branch network covering some of the most attractive urban banking markets in Florida, including locations throughout southeast Florida, the Treasure Coast, central Florida and central Gulf Coast regions. The common shareholders of 1st United received 0.89 of a share of Valley common stock for each 1st United share they owned prior to the merger. The total consideration for the acquisition was approximately $300 million, consisting of 30.7 million shares of Valley common stock and $8.9 million of cash consideration paid to 1st United stock option holders. The transaction generated approximately $147.7 million in goodwill and $11.5 million in core deposit intangible assets subject to amortization.

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Merger Expenses and Deferred Tax Asset Valuation Charge: Merger expenses related to our acquisition of 1st United totaled approximately $1.5 million for the fourth quarter of 2014 as compared to $480 thousand during the third quarter of 2014 (primarily within professional and legal fees). We also recorded a $7.6 million charge within income tax expense for the fourth quarter of 2014 which mostly related to the effect of the 1st United acquisition in Florida on the valuation of our state deferred tax assets. See the "Income Tax Expense" section below for more information regarding our income tax expense during the fourth quarter.

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Gain on Sale of Branch Location: In connection with Valley's on-going efforts to right-size a number of its branches, we sold a branch located at 62 West 47th Street in Manhattan for a pre-tax gain of approximately $17.8 million and entered into a long-term lease with an unrelated third party for a new location directly across the street. Valley plans to complete its branch relocation

Valley National Bancorp (NYSE: VLY)
2014 Fourth Quarter Earnings
January 29, 2015

in the first half of 2015. Valley continues to own 104 of its 224 branch network locations and several other non-branch operating facilities. Many of these properties have net carrying values below their estimated fair market value at December 31, 2014.

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Loss on Extinguishment of Debt: In late December 2014, we elected to use a portion of our low yielding excess liquidity to prepay $275 million of our long-term borrowings, which had a combined weighted average interest rate of 4.52 percent and contractual maturity dates in November 2015. The debt extinguishment resulted in a loss consisting of prepayment penalties totaling approximately $10.1 million.

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Loans: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) increased by $1.1 billion to $13.3 billion at December 31, 2014 from September 30, 2014 primarily due to $954.3 million in non-covered PCI loans acquired from 1st United in the fourth quarter. Valley also continued to experience solid quarter over quarter organic loan growth within commercial real estate (including construction) loans, automobile loans and other consumer loans (primarily collateralized personal lines of credit) during the three months ended December 31, 2014. During the fourth quarter, total commercial real estate loans grew by $100.8 million, or 6.9 percent on an annualized basis, excluding $657.4 million of loans acquired from 1st United within this portfolio. The commercial real estate loan growth included $14.3 million of new loans generated by our Florida Division since November 1, 2014. Automobile loans and other consumer loans increased $53.5 million and $22.7 million (excluding $11.8 million of loans acquired), or 19.6 percent and 32.9 percent on an annualized basis, respectively, as compared to September 30, 2014. Total covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) increased to $211.9 million, or 1.6 percent of our total loans, at December 31, 2014 as compared to $46.3 million at September 30, 2014 due to $180.7 million in covered loans acquired from 1st United, partially offset by normal collection and prepayment activity.

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Net Interest Income and Margin: Net interest income totaling $128.6 million for the three months ended December 31, 2014 increased $14.0 million and $12.5 million as compared to the third quarter of 2014, and fourth quarter of 2013, respectively. On a tax equivalent basis, our net interest margin increased 4 basis points to 3.20 percent in the fourth quarter of 2014 as compared to 3.16 percent for the third quarter of 2014, and decreased 7 basis points from 3.27 percent in the fourth quarter of 2013. The increase in both net interest income and margin from the third quarter of 2014 was largely due to higher yielding loans acquired from 1st United, increased loan averages due to significant organic loan volumes since the end of the third quarter of 2014, and additional accretion from our PCI loan portfolio due to increased cash flows from certain loan pools since the date of acquisition. The cost of interest bearing liabilities decreased 10 basis points to 1.37 percent for the fourth quarter of 2014 as compared to 1.47 percent for the third quarter of 2014 mostly due to a 7 basis point decline in the cost of time deposits caused by $256.5 million in time deposits assumed in the 1st United acquisition and maturing higher cost time deposits, partially offset by slightly higher rates offered on the majority of our deposit products.

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Asset Quality: Total non-PCI loan portfolio delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans decreased to 0.65 percent at December 31, 2014 compared to 0.75 percent at September 30, 2014. Of the 0.65 percent in delinquencies at December 31, 2014, 0.02 percent, or $3.0 million, represented performing matured loans in the normal process of renewal. Non-accrual loans (excluding non-performing

Valley National Bancorp (NYSE: VLY)
2014 Fourth Quarter Earnings
January 29, 2015

loans held for sale) decreased to $55.8 million, or 0.41 percent of our entire loan portfolio of $13.5 billion, at December 31, 2014 as compared to $59.9 million, or 0.49 percent of total loans, at September 30, 2014. Overall, our non-performing assets (which include non-performing loans held for sale) decreased by 6.4 percent to $83.1 million at December 31, 2014 as compared to $88.8 million at September 30, 2014 largely due to the declines in non-accrual loans, as well as other real estate owned. See further details under the "Credit Quality" section below.

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Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: During the fourth quarter of 2014, we recorded a provision for losses on non-covered loans and unfunded letters of credit totaling $4.2 million as compared to a negative (credit) provision of $423 thousand for the third quarter of 2014 and a $6.4 million provision for the fourth quarter of 2013. For the fourth quarter of 2014, we recognized net non-covered loan charge-offs of $4.0 million as compared to net charge-offs of $182 thousand and $5.4 million for the third quarter of 2014 and fourth quarter of 2013, respectively. At December 31, 2014, our allowance for losses on non-covered loans and unfunded letters of credit totaled $104.1 million and was 0.78 percent of non-covered loans, as compared to 0.86 percent and 0.96 percent at September 30, 2014 and December 31, 2013, respectively. The quarter over quarter decline in this ratio was largely due to $954.3 million in non-covered PCI loans acquired from 1st United in November 2014 (which were initially recorded net of fair valuation discounts related to credit which are expected to be used to absorb future losses). See the "Credit Quality" section below for additional discussion and analysis of our allowance for credit losses.

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Provision for Losses on Covered Loans: During the fourth quarter of 2014, we recorded a negative (credit) provision for losses on covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) of $201 thousand related to a decrease in the estimated additional credit impairment of certain loan pools subsequent to acquisition as compared to no provisions during the third quarter of 2014 and fourth quarter of 2013. The negative provision during the fourth quarter of 2014 resulted in a partially offsetting decrease in other non-interest income and our FDIC loss-share receivable due to the change in the portion of the estimated losses covered by the loss-sharing agreements with the FDIC. Net charge-offs of covered loans totaled $277 thousand and $433 thousand during the fourth and third quarters of 2014, respectively, as compared to no net charge-offs recognized in the fourth quarter of 2013.

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Non-Interest Income: Non-interest income increased $14.8 million to $29.6 million for the three months ended December 31, 2014 from $14.8 million for the third quarter of 2014 mainly due to the aforementioned $17.8 million gain on sale of the branch asset. Partially offsetting the increase was a $9.2 million reduction to non-interest income related to the change in the FDIC loss-share receivable during the fourth quarter of 2014. Our remaining FDIC loss-share receivable totaled $13.8 million at December 31, 2014, including $6.9 million acquired from 1st United during the fourth quarter of 2014. See the "Non-Interest Income" section below for additional information.

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Non-Interest Expense: Non-interest expense increased $29.8 million to $121.3 million for the fourth quarter of 2014 from $91.5 million for the third quarter of 2014 largely due to the aforementioned $10.1 million loss on the prepayment of $275 million in long-term borrowings, a $5.4 million increase in the amortization of tax credit investments (primarily caused by additional purchases of such investments during the fourth quarter of 2014), as well as additional operating

Valley National Bancorp (NYSE: VLY)
2014 Fourth Quarter Earnings
January 29, 2015

expenses (including merger charges) related to the acquisition of 1st United. See the "Non-Interest Expense" section below for additional information.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. Valley's total risk-based capital, Tier 1 capital, leverage capital, and Tier 1 common capital ratios were 11.42 percent, 9.73 percent, 7.46 percent and 9.40 percent, respectively, at December 31, 2014.

Gerald H. Lipkin, Chairman, President and CEO commented that, “While tempered by some infrequent charges, including costs related to the acquisition of 1st United and prepayment of borrowings, our earnings for fourth quarter of 2014 reflected the solid organic loan growth experienced since the latter part of the third quarter of 2014, strong credit quality, and the positive impact of our new Florida operations since the acquisition date. As a result, net interest income increased $14.0 million during the fourth quarter as compared to the third quarter of 2014. As we look forward to 2015, the low interest rate environment and the improving economy are expected to enhance loan growth opportunities and our net interest income. However, the current interest rate environment will continue to challenge the level of our net interest margin.”
Mr. Lipkin added, “The increased revenues from the gain of the sale of a branch location during the quarter presented us an opportunity to explore and execute the prepayment of 4.52 percent long-term borrowings, and absorb the prepayment penalty costs associated with them without negatively impacting our stated capital position. Additionally, we anticipate future opportunities to reduce our overall funding cost, as $1.7 billion of high cost long-term borrowings begin to mature in the third quarter of 2015 through the end of 2018.  We believe that these maturities, with an average cost of 3.89 percent, are likely to substantially decrease the level of our funding costs, which we anticipate will increase many of our key financial metrics in the future.
In November 2014, we completed our acquisition of 1st United, and expanded our operations into some of the most attractive markets in Florida. The 20 branch network is currently serving the new customer base well with an extensive range of Valley services and products, and the acquired systems are expected to be fully integrated into Valley during February 2015. The strong retail and lending teams have already demonstrated an ability to leverage off the Valley platform as seen through the success of our initial deposit initiatives in the Florida market and the increased size of the commercial loan pipeline since the acquisition date. Additionally, we are keenly aware of the untapped retail banking opportunities in our Florida markets, and we are focused on the expansion of our retail lending and wealth management programs, including our $499 Refinance Program, to these areas. These initiatives and other synergies expected from our recent transaction should begin to pay us additional dividends in the latter half of 2015."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $130.6 million for the fourth quarter of 2014 increased $14.0 million and $12.6 million as compared to the third quarter of 2014 and fourth quarter of 2013, respectively. Interest income on a tax equivalent basis increased to $172.9 million for the fourth quarter of 2014 as compared to $157.4 million for the third quarter of 2014. The $15.5 million increase from the third quarter of 2014 was mainly due to a $1.1 billion increase in average loans largely caused by $1.2 billion of loans acquired from 1st United on November 1, 2014 coupled with strong organic loan

Valley National Bancorp (NYSE: VLY)
2014 Fourth Quarter Earnings
January 29, 2015

growth over the second half of 2014, and a 7 basis point increase in the yield on average loans. Interest expense increased $1.5 million to $42.3 million for the three months ended December 31, 2014. The increase in interest expense from the third quarter of 2014 was primarily driven by a $1.3 billion increase in average interest bearing deposits for the fourth quarter of 2014 and higher interest rates offered on most of our deposit products. The increase in average interest bearing deposits was largely due to $848.3 million in interest bearing deposits assumed from 1st United, new retail time deposit campaigns including Florida and higher average brokered money market account balances in the fourth quarter of 2014.
The net interest margin on a tax equivalent basis was 3.20 percent for the fourth quarter of 2014, an increase of 4 basis points from 3.16 percent in the linked third quarter of 2014 and 7 basis points decrease from 3.27 percent for the three months ended December 31, 2013. The yield on average interest earning assets decreased by 3 basis points on a linked quarter basis. The lower yield was mainly a result of the $340.9 million increase in average federal funds sold and other interest bearing deposits and this category's higher percentage of the total composition of average interest earnings assets, as well as a 9 basis point decline in the yield on average taxable investments, partially offset by a 7 basis point increase in the yield on average loans. The increase in average federal funds sold and other interest bearing deposits largely resulted from excess liquidity caused, in part, by the timing of new loan originations, lower than expected seasonal declines in government deposits and our very successful retail time deposit campaign during the fourth quarter of 2014. The yield on average taxable investment securities declined largely due to a higher level of premium amortization on residential mortgage-backed securities issued by Ginnie Mae and government sponsored enterprises. The yield on average loans benefited from higher yielding PCI loans acquired from 1st United and additional accretion on our other PCI loan portfolios largely due to better than expected cash flows on certain loan pools since the date of acquisition. However, these items were partially offset by new and refinanced loan volumes at current interest rates that remain relatively low compared to the overall yield of our loan portfolio and a moderate decline in late fees during the fourth quarter of 2014. The level of yields on new loans has been negatively impacted by the low market interest rates caused not only from the Fed's current monetary policy, but also from intense competition in our markets for quality commercial customers. The overall cost of average interest bearing liabilities decreased by 10 basis point from 1.47 percent in the linked third quarter of 2014 primarily due to a 7 basis point decrease in the cost of average time deposits largely caused by the time deposits assumed from 1st United, and, to a much lesser extent, maturing higher cost time deposits. Our cost of total deposits totaled 0.41 percent for the fourth quarter of 2014 and remained unchanged as compared to the three months ended September 30, 2014.
Potential future loan growth from solid commercial real estate loan and automobile loan demand has continued into the early stages of the first quarter of 2015 and is anticipated to positively impact our future net interest income. However, our margin continues to face the risk of compression in the future due to the relatively low level of interest rates on most interest earning asset alternatives and further repayment of higher yielding interest earning assets. In the face of these significant challenges, we continue to tightly manage our balance sheet and explore ways reduce our cost of funds to optimize our returns.
Loans and Deposits
Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $1.1 billion to approximately $13.3 billion at December 31, 2014 from September 30, 2014 mainly due to $954.3 million in non-covered loans acquired from 1st United. The remaining $188.6 million increase (6.2 percent on an annualized basis) was largely due to solid quarter

Valley National Bancorp (NYSE: VLY)
2014 Fourth Quarter Earnings
January 29, 2015

over quarter organic growth in the total commercial real estate and automobile loan portfolios (as discussed further below).
Total commercial and industrial loans increased $160.8 million from September 30, 2014 to approximately $2.2 billion at December 31, 2014 largely due to $143.3 million in loans acquired from 1st United. The remaining $17.5 million increase was primarily from new loan demand in our New York markets, as well as $5.6 million of new loan volume contributed by our Florida Division since the acquisition date. While these new loan volumes more than offset our normal repayment and refinance activity, we continue to experience seasonal softening of loan demand from existing customers as compared to the summer months of 2014. At December 31, 2014, total commitments and usage (i.e., outstanding balances) of commercial lines of credit moderately declined as compared to September 30, 2014. Additionally, we continued to experience strong market competition for quality new and existing loan relationships during the fourth quarter.
Total commercial real estate loans (excluding construction loans) increased $685.4 million from September 30, 2014 to $6.0 billion at December 31, 2014 mostly due to $619.4 million in loans acquired from 1st United. The remaining $66.0 million increase was the result of new loan origination volumes and demand seen across many segments of commercial real estate borrowers, including $14.3 million of new loans generated by our Florida Division. Construction loans totaling $530.0 million at December 31, 2014 increased $72.8 million from September 30, 2014 due, in part, to $38.0 million in loans acquired from 1st United. During the fourth quarter, new loan demand has remained brisk for multi-family and condominium property developments mainly within the New York City boroughs of Manhattan, Brooklyn and Queens.
Total residential mortgage loans increased $79.7 million to approximately $2.5 billion at December 31, 2014 from September 30, 2014. However, new and refinanced loan originations were outpaced by normal loan repayments during the fourth quarter of 2014, as non-covered PCI loans acquired from 1st United totaled $84.3 million at December 31, 2014 and accounted for a large percentage of the increase in loan volume since September 30, 2014. Despite the low level of mortgage interest rates, consumer demand for new and refinanced mortgage loans remained relatively modest during the fourth quarter of 2014. Total residential mortgage loan originations totaled approximately $115.3 million for the fourth quarter of 2014 as compared to $76.4 million and $95.7 million for the third quarter of 2014 and the fourth quarter of 2013, respectively. During the fourth quarter of 2014, Valley sold approximately $10.3 million of residential mortgages originated for sale (including $3.4 million of residential mortgage loans held for sale at September 30, 2014). There were no purchases of residential mortgage loans from third party originators during the fourth quarter of 2014 and there were a total of $26.7 million in purchases during the year ended December 31, 2014.
Automobile loans increased by $53.5 million to $1.1 billion at December 31, 2014 as compared to September 30, 2014 as our new organic loan volumes continued to be solid due to the overall strength of the U.S. auto markets driven, in part, by declining gas prices, low interest rates and other steadily improving economic indicators. Valley has not deviated from its conservative underwriting standards, nor participated in the subprime auto lending markets to achieve its growth in auto lending. During the fourth quarter of 2014, automobile loans acquired from 1st United were immaterial.
Home equity loans totaling $491.7 million at December 31, 2014 increased by $56.3 million as compared to September 30, 2014 due to $57.5 million in loans acquired from 1st United. New home equity volumes continue to be weak, despite the low level of market interest rates. Other consumer loans increased $34.5

Valley National Bancorp (NYSE: VLY)
2014 Fourth Quarter Earnings
January 29, 2015

million to $310.3 million at December 31, 2014 as compared to $275.8 million at September 30, 2014 mainly due to continued growth and customer usage of collateralized personal lines of credit, as well as $11.8 million of loans acquired from 1st United.
Covered Loans. PCI loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired in two FDIC-assisted transactions during 2010 and certain FDIC covered loans acquired from 1st United on November 1, 2014.  Our covered loans consist primarily of commercial real estate loans and residential mortgage loans and totaled $211.9 million at December 31, 2014 (including $180.7 million in covered loans acquired from 1st United) as compared to $46.3 million at September 30, 2014. All of our covered loans, as well as non-covered PCI loans, are accounted for on a pool basis. For loan pools with higher cash flows than originally estimated at the acquisition dates, the forecasted increase in cash flows is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received from borrowers on those loan pools. During the fourth quarter of 2014, we reduced our FDIC loss-share receivable by $7.3 million due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period, as compared to $4.5 million during the third quarter of 2014.
Deposits. Total deposits increased $2.2 billion to approximately $14.0 billion at December 31, 2014 from September 30, 2014 largely due to $1.4 billion in deposits assumed from the 1st United acquisition and organic growth in several deposit products due to competitive pricing and promotional campaigns. Valley’s savings, NOW and money market accounts totaling approximately $7.1 billion at December 31, 2014 increased $974.6 million, or 16.0 percent as compared to September 30, 2014 mostly due to $591.7 million in deposits assumed from 1st United as well as organic growth caused, in part, by slightly higher rates on most retail deposits and increased deposits from a few large customers. Time deposits increased by $559.1 million to $2.7 billion at December 31, 2014 from September 30, 2014 due to organic growth from new retail time deposit campaigns in New Jersey, New York and Florida, as well as $256.5 million in deposits assumed from 1st United during the fourth quarter. Non-interest bearing deposits totaling $4.2 billion at December 31, 2014 also increased by $638.9 million from September 30, 2014 primarily due to $566.5 million in deposits assumed from 1st United and normal fluctuations in account activity for several larger customers.
Credit Quality
Total loan portfolio delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 0.65 percent at December 31, 2014 as compared to 0.75 percent at September 30, 2014 and 1.23 percent at December 31, 2013. Of the 0.65 percent in delinquencies at December 31, 2014, 0.02 percent, or $3.0 million, represented performing matured loans in the normal process of renewal. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. In November 2014, we acquired loans totaling $1.2 billion, after purchase accounting adjustments, from the acquisition of 1st United. All of these loans are accounted for as PCI loans.
Loans past due 30 to 59 days increased $5.9 million to $20.2 million at December 31, 2014 compared to September 30, 2014 mainly due to increases of $7.7 million and $1.2 million in the commercial real estate loans and commercial and industrial loans, respectively, partially offset by a $2.7 million decrease in

Valley National Bancorp (NYSE: VLY)
2014 Fourth Quarter Earnings
January 29, 2015

residential mortgage loans. The increase within the commercial real estate loan category was mostly related to a $4.0 million potential problem loan and performing matured loans in the normal process of renewal totaling $3.0 million at December 31, 2014.
Loans past due 60 to 89 days increased $766 thousand to $5.6 million at December 31, 2014 compared to September 30, 2014 largely due to a $1.3 million increase in residential mortgage loan delinquencies in this category.
Loans past due 90 days or more and still accruing decreased $7.0 million to $5.5 million at December 31, 2014 compared to $12.5 million at September 30, 2014. Within this past due category, construction and residential mortgage loans decreased $5.8 million and $994 thousand, respectively. The decrease in construction loans past due 90 days or more was largely caused by the completion of the renewal underwriting process for $9.8 million of performing matured loans reported in this category at September 30, 2014, partially offset by a potential problem loan totaling $4.0 million at December 31, 2014.
Total non-performing assets (NPAs), consisting of non-accrual loans, non-performing loans held for sale, other real estate owned (OREO), other repossessed assets and non-accrual debt securities totaled $83.1 million at December 31, 2014 compared to $88.8 million at September 30, 2014. The $5.7 million decrease in NPAs from September 30, 2014 was largely due to declines in non-accrual loans and OREO discussed further below.
Non-accrual loans decreased $4.1 million to $55.8 million at December 31, 2014 as compared to $59.9 million at September 30, 2014 mainly due to a $4.3 million decrease within the commercial real estate loan category primarily caused by loan collections, including the full payoff of three non-accrual loans totaling $3.3 million during the fourth quarter of 2014.
OREO properties decreased $1.3 million to $14.2 million at December 31, 2014 from $15.5 million at September 30, 2014 due, in part, to a $1.4 million valuation write-down on one OREO property at December 31, 2014. The net carrying value of this OREO property was $3.5 million at December 31, 2014 based upon a current third party appraisal completed during the fourth quarter of 2014.
Our non-covered loan portfolio, totaling $13.3 billion at December 31, 2014, had net loan charge-offs of $4.0 million for the fourth quarter of 2014 as compared to $182 thousand and $5.4 million for the third quarter of 2014 and fourth quarter of 2013, respectively. The quarter over quarter increase in net loan charge-offs was in largely due to a $2.7 million collateral valuation write-down related to one impaired construction loan relationship at December 31, 2014. During the fourth quarter of 2014, we recorded a $4.2 million provision for losses on non-covered loans and unfunded letters of credit as compared to a negative (credit) provision of $423 thousand for the third quarter of 2014 and a $6.4 million provision for the fourth quarter of 2013.
For the covered loan pools, net loan charge-offs totaled $277 thousand during the fourth quarter of 2014 as compared to $433 thousand for the third quarter of 2014 and no net loan charge-offs recognized in fourth quarter of 2013. Charge-offs on covered loan pools, when incurred, are substantially covered by loss-sharing agreements with the FDIC. We recognized a $201 thousand negative (credit) provision for losses on covered loans during the four quarter of 2014 as compared to no provision for losses on covered loans for the three months ended September 30, 2014 and December 31, 2013, respectively. The negative provision during the fourth quarter of 2014 related to a decrease in the estimated additional credit impairment of certain loan pools subsequent to acquisition caused by the continued positive trend in

Valley National Bancorp (NYSE: VLY)
2014 Fourth Quarter Earnings
January 29, 2015

actual cash flows received from such loan pools. As a result of the aforementioned net loan charge-offs and negative provision, our allowance for losses on covered loans was reduced from $678 thousand at September 30, 2014 to $200 thousand at December 31, 2014.
The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at December 31, 2014, September 30, 2014, and December 31, 2013:

	December 31, 2014		September 30, 2014		December 31, 2013
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
Loan Category:
Commercial and industrial loans*	$45,440	2.03%	$47,843	2.30%	$54,534	2.73%
Commercial real estate loans:
Commercial real estate	27,426	0.45%	26,204	0.49%	25,570	0.51%
Construction	15,414	2.91%	10,862	2.38%	10,341	2.41%
Total commercial real estate loans	42,840	0.65%	37,066	0.64%	35,911	0.66%
Residential mortgage loans	5,063	0.20%	6,147	0.25%	7,663	0.31%
Consumer loans:
Home equity	1,200	0.24%	1,365	0.31%	1,244	0.28%
Auto and other consumer	3,979	0.27%	4,415	0.32%	3,112	0.28%
Total consumer loans	5,179	0.27%	5,780	0.32%	4,356	0.28%
Unallocated	5,565	—	7,045	—	7,578	—
Allowance for non-covered loans
and unfunded letters of credit	104,087	0.78%	103,881	0.86%	110,042	0.96%
Allowance for covered loans	200	0.09%	678	1.46%	7,070	7.35%
Total allowance for credit losses	$104,287	0.77%	$104,559	0.86%	$117,112	1.01%

* Includes the reserve for unfunded letters of credit.

The allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans was 0.78 percent at December 31, 2014 as compared to 0.86 percent and 0.96 percent at September 30, 2014 and December 31, 2013, respectively. At December 31, 2014, our allowance allocations for losses as a percentage of total loans in most loan categories, except for construction loans, declined or did not significantly change as compared to September 30, 2014 due to several favorable trends in our credit quality which continued during the fourth quarter of 2014. Overall, levels of loan delinquencies and internally classified loans continued to trend downward during the fourth quarter as both categories reflect the strengthening economy and significant repayments within our impaired loan portfolio. Additionally, our net loan charge-offs also remained at an acceptable level during the fourth quarter, and largely related to one construction loan relationship. These items as well as several other factors, including our cautiously optimistic outlook for the economy, positively impacted our estimate of the allowance for credit losses at December 31, 2014.
Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding non-covered PCI loans with carrying values totaling approximately $1.5 billion) was

Valley National Bancorp (NYSE: VLY)
2014 Fourth Quarter Earnings
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0.89 percent at December 31, 2014 as compared to 0.90 percent at September 30, 2014. PCI loans, including all of the loans acquired from 1st United during the fourth quarter of 2014, are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to non-covered PCI loans at December 31, 2014, September 30, 2014 and December 31, 2013.
Non-Interest Income
Non-interest income increased $14.8 million to $29.6 million for the fourth quarter of 2014 from $14.8 million for the linked quarter ended September 30, 2014 largely due to a $17.8 million increase in gains on sales of assets almost entirely related to the sale of a Manhattan branch location in December 2014. The increase was partially offset by a $5.4 million increase in the reduction to non-interest income related to the change in the FDIC loss-share receivable during the fourth quarter of 2014. The larger reduction in the fourth quarter of 2014, which totaled $9.2 million, was mostly due to the prospective recognition of decreases in the receivable attributable to better than originally estimated cash flows on certain covered loan pools, as well as reductions related to the FDIC's portion of loan recoveries from closed (or "zero-balance") loan pools. There were no other significant fluctuations within the non-interest income categories during the fourth quarter of 2014 as compared to the third quarter of 2014.
Non-Interest Expense
Non-interest expense increased $29.7 million to $121.3 million for the fourth quarter of 2014 as compared to $91.5 million for the third quarter of 2014 partially due to the $10.1 million prepayment penalty paid on the extinguishment of $275 million in long-term borrowings during the fourth quarter. Amortization of tax credit investments increased $5.4 million to $10.0 million in the fourth quarter as compared to the third quarter of 2014 mostly due to additional purchases of such investments, which positively impacted our income tax expense and net income through tax credits recognized during the fourth quarter. Salary and employee benefits increased $7.3 million as compared to the third quarter of 2014 primarily due to the additional staffing related to the 1st United acquisition, as well as a $2.5 million increase in cash incentive accruals. Other expense increased $2.2 million to $15.6 million for the three months ended December 31, 2014 as compared to the third quarter of 2014 largely due to additional operating costs related to the 1st United acquisition and a $760 thousand loss on the other real estate owned caused mostly by valuation write-downs at December 31, 2014. Also during the fourth quarter of 2014, net occupancy and equipment expense increased $1.8 million due, in part, to the additional costs associated with the 20 branch network acquired from 1st United, and professional and legal fees increased $1.6 million mostly due to merger transaction costs paid to our third party advisors. Total merger related expenses (primarily within professional and legal fees) were approximately $1.5 million for the fourth quarter of 2014 as compared to $480 thousand during the third quarter of 2014.

We do not expect a material amount of cost reductions from the consolidation of 1st United's operations prior to the systems integration scheduled for late February 2015.
Income Tax Expense
Income tax expense was $7.8 million for the three months ended December 31, 2014 reflecting an effective tax rate of 23.7 percent, as compared to $10.7 million for the third quarter of 2014 reflecting an effective tax rate of 27.8 percent and $16.1 million for the fourth quarter of 2013 reflecting an effective tax rate of 28.9 percent.  The decrease in effective tax rate in the fourth quarter of 2014 compared to the third quarter of 2014 was primarily the result of: (1) a $7.6 million charge mostly caused by the effect of the 1st United acquisition in Florida on the valuation of our state deferred tax assets, offset by (2) an increase of $7.1 million in tax credits, (3) a $2.7 million release from the reserve for tax uncertainties due to the

Valley National Bancorp (NYSE: VLY)
2014 Fourth Quarter Earnings
January 29, 2015

expiration of the statute of limitations and (4) lower pre-tax income. The decrease in effective tax rate and tax expense as compared to the fourth quarter of 2013 was also primarily due to the aforementioned items.

For 2015, we anticipate that our effective tax rate will range from 27 percent to 29 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $18.8 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 224 branch locations serving northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and southeast and central Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a severe decline in the general economic conditions of New Jersey, New York Metropolitan area and Florida;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	less than expected cost savings from long-term borrowings that mature from 2015 to 2018;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

•
our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

Valley National Bancorp (NYSE: VLY)
2014 Fourth Quarter Earnings
January 29, 2015

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	the inability to realize expected revenue synergies from the 1st United merger in the amounts or in the timeframe anticipated;

•	costs or difficulties relating to the 1st United integration matters might be greater than expected;

•	inability to retain customers and employees, including those of 1st United;

•	lower than expected cash flows from purchased credit-impaired loans;

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; and

•	other unexpected material adverse changes in our operations or earnings.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking

Valley National Bancorp (NYSE: VLY)
2014 Fourth Quarter Earnings
January 29, 2015

statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2014	2014	2013	2014	2013
FINANCIAL DATA:
Net interest income	$128,646	$114,668	$116,128	$474,757	$447,720
Net interest income - FTE (1)	130,618	116,639	118,040	482,690	455,609
Non-interest income (2)	29,563	14,781	42,073	77,616	128,653
Non-interest expense	121,267	91,536	96,092	403,255	381,338
Income tax expense	7,827	10,654	16,061	31,062	46,979
Net income	25,135	27,682	39,608	116,172	131,961
Weighted average number of common shares outstanding:
Basic	221,471,635	200,614,091	199,613,524	205,716,293	199,309,425
Diluted	221,471,635	200,614,091	199,613,524	205,716,293	199,309,425
Per common share data:
Basic earnings	$0.11	$0.14	$0.20	$0.56	$0.66
Diluted earnings	0.11	0.14	0.20	0.56	0.66
Cash dividends declared	0.11	0.11	0.11	0.44	0.60
Book value	8.03	7.89	7.72	8.03	7.72
Tangible book value (3)	5.38	5.61	5.39	5.38	5.39
Tangible common equity to tangible assets (3)	6.87%	6.92%	6.86%	6.87%	6.86%
Closing stock price - high	$10.04	$10.12	$10.51	$10.80	$10.65
Closing stock price - low	9.21	9.53	9.70	9.21	8.85
FINANCIAL RATIOS:					`
Net interest margin	3.15%	3.11%	3.22%	3.16%	3.14%
Net interest margin - FTE (1)	3.20	3.16	3.27	3.21	3.20
Annualized return on average assets	0.55	0.67	0.98	0.69	0.83
Annualized return on average shareholders' equity	5.65	7.00	10.35	7.18	8.69
Annualized return on average tangible shareholders' equity (3)	8.26	9.86	14.88	10.26	12.51
Efficiency ratio (4)	76.65	70.71	60.74	73.00	66.16
AVERAGE BALANCE SHEET ITEMS:
Assets	$18,307,999	$16,483,336	$16,188,170	$16,825,312	$15,975,253
Interest earning assets	16,315,016	14,763,834	14,441,073	15,040,783	14,242,202
Loans	13,042,303	11,907,275	11,501,510	12,081,683	11,187,968
Interest bearing liabilities	12,319,782	11,101,723	10,760,706	11,315,340	10,753,334
Deposits	13,388,911	11,640,611	11,317,584	11,919,161	11,268,322
Shareholders' equity	1,780,334	1,581,877	1,530,019	1,618,965	1,519,299

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2014	2014	2014	2014	2013
Assets	$18,793,855	$16,726,410	$16,335,967	$16,344,464	$16,156,541
Total loans	13,473,913	12,165,377	11,813,428	11,694,594	11,567,612
Non-covered loans	13,262,022	12,119,086	11,750,875	11,613,664	11,471,447
Deposits	14,034,116	11,861,487	11,416,052	11,267,985	11,319,262
Shareholders' equity	1,863,017	1,584,198	1,573,656	1,559,889	1,541,040

LOANS:
(In thousands)
Non-covered Loans
Commercial and industrial	$2,237,298	$2,076,512	$2,064,751	$2,019,099	$1,995,084
Commercial real estate:
Commercial real estate	6,032,190	5,346,818	5,100,442	5,083,744	4,981,675
Construction	529,963	457,163	413,262	413,795	429,231
Total commercial real estate	6,562,153	5,803,981	5,513,704	5,497,539	5,410,906
Residential mortgage	2,515,675	2,436,022	2,461,516	2,472,180	2,499,965
Consumer:
Home equity	491,745	435,450	436,360	440,006	449,009
Automobile	1,144,831	1,091,287	1,021,782	957,036	901,399
Other consumer	310,320	275,834	252,762	227,804	215,084
Total consumer loans	1,946,896	1,802,571	1,710,904	1,624,846	1,565,492
Total non-covered loans	$13,262,022	$12,119,086	$11,750,875	$11,613,664	$11,471,447
Covered loans*	211,891	46,291	62,553	80,930	96,165
Total loans	$13,473,913	$12,165,377	$11,813,428	$11,694,594	$11,567,612
_________________________
* Loans that Valley National Bank will share losses with the FDIC are referred to as "covered loans".

CAPITAL RATIOS:
Tier 1 leverage ratio	7.46%	7.39%	7.41%	7.37%	7.27%
Risk-based capital - Tier 1	9.73	9.58	9.80	9.72	9.65
Risk-based capital - Total Capital	11.42	11.44	11.89	11.85	11.87
Tier 1 common capital ratio (3)	9.40	9.22	9.43	9.35	9.28

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
ALLOWANCE FOR CREDIT LOSSES:	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2014	2014	2013	2014	2013
Beginning balance - Allowance for credit losses	$104,559	$105,597	$116,075	$117,112	$132,495
Loans charged-off: (5)
Commercial and industrial	(916)	(1,852)	(2,515)	(12,722)	(19,837)
Commercial real estate	—	(181)	(1,884)	(4,894)	(7,060)
Construction	(2,767)	—	(1,633)	(4,576)	(3,786)
Residential mortgage	(489)	(240)	(1,108)	(1,004)	(4,446)
Consumer	(1,391)	(72)	(1,028)	(3,702)	(5,120)
Total loans charged-off	(5,563)	(2,345)	(8,168)	(26,898)	(40,249)
Charged-off loans recovered: (5)
Commercial and industrial	720	1,190	1,176	6,874	4,219
Commercial real estate	279	26	730	2,198	816
Construction	—	—	54	912	929
Residential mortgage	4	8	400	248	768
Consumer	308	506	405	1,957	2,039
Total loans recovered	1,311	1,730	2,765	12,189	8,771
Net charge-offs (5)	(4,252)	(615)	(5,403)	(14,709)	(31,478)
Provision for credit losses	3,980	(423)	6,440	1,884	16,095
Ending balance - Allowance for credit losses	$104,287	$104,559	$117,112	$104,287	$117,112
Components of allowance for credit losses:
Allowance for non-covered loans	$102,153	$101,760	$106,547	$102,153	$106,547
Allowance for covered loans	200	678	7,070	200	7,070
Allowance for loan losses	102,353	102,438	113,617	102,353	113,617
Allowance for unfunded letters of credit	1,934	2,121	3,495	1,934	3,495
Allowance for credit losses	$104,287	$104,559	$117,112	$104,287	$117,112
Components of provision for credit losses:
Provision for losses on non-covered loans	$4,368	$—	$6,435	$9,317	$17,171
Provision for losses on covered loans	(201)	—	—	(5,872)	(2,276)
Provision for unfunded letters of credit	(187)	(423)	5	(1,561)	1,200
Provision for credit losses	$3,980	$(423)	$6,440	$1,884	$16,095
Annualized ratio of net charge-offs of
non-covered loans to average loans	0.12%	0.01%	0.19%	0.11%	0.28%
Annualized ratio of total net charge-offs
to average loans	0.13%	0.02%	0.19%	0.12%	0.28%
Allowance for non-covered loan losses as
a % of non-covered loans	0.77%	0.84%	0.93%	0.77%	0.93%
Allowance for credit losses as
a % of total loans	0.77%	0.86%	1.01%	0.77%	1.01%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
ASSET QUALITY: (6)	December 31,	September 30,	December 31,
($ in thousands)	2014	2014	2013
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$1,630	$476	$6,398
Commercial real estate	8,938	1,194	9,142
Construction	448	—	1,186
Residential mortgage	6,200	8,871	6,595
Consumer	2,982	3,741	3,792
Total 30 to 59 days past due	20,198	14,282	27,113
60 to 89 days past due:
Commercial and industrial	1,102	629	571
Commercial real estate	113	788	2,442
Construction	—	154	4,577
Residential mortgage	3,575	2,304	1,939
Consumer	764	913	784
Total 60 to 89 days past due	5,554	4,788	10,313
90 or more days past due:
Commercial and industrial	226	256	233
Commercial real estate	49	52	7,591
Construction	3,988	9,833	—
Residential mortgage	1,063	2,057	1,549
Consumer	152	278	118
Total 90 or more days past due	5,478	12,476	9,491
Total accruing past due loans	$31,230	$31,546	$46,917
Non-accrual loans:
Commercial and industrial	$8,467	$7,251	$21,029
Commercial real estate	22,098	26,379	43,934
Construction	5,223	6,578	8,116
Residential mortgage	17,760	17,305	19,949
Consumer	2,209	2,380	2,035
Total non-accrual loans	55,757	59,893	95,063
Non-performing loans held for sale	7,130	7,350	—
Other real estate owned (7)	14,249	15,534	19,580
Other repossessed assets	1,232	1,260	6,447
Non-accrual debt securities (8)	4,729	4,725	3,771
Total non-performing assets ("NPAs")	$83,097	$88,762	$124,861
Performing troubled debt restructured loans	$97,743	$107,134	$107,037
Total non-accrual loans as a % of loans	0.41%	0.49%	0.82%
Total accruing past due and non-accrual loans
as a % of loans	0.65%	0.75%	1.23%
Allowance for losses on non-covered loans as a % of
non-accrual loans	183.21%	169.90%	112.08%
Non-performing purchased credit-impaired loans: (9)
Non-covered loans	$32,774	$12,970	$24,988
Covered loans	14,939	8,375	21,758

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)	Non-interest income includes net trading gains and losses:

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
(In thousands)	2014	2014	2013	2014	2013
Trading securities	$47	$(35)	$(6)	$(31)	$28
Junior subordinated debentures	—	—	1,156	—	881
Total trading gains (losses), net	$47	$(35)	$1,150	$(31)	$909

(3)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Tier 1 Common Capital and the Tier 1 Common Ratio are non-GAAP financial measures. Valley's management believes Tier 1 Common Capital and the Tier1 Common Ratio are useful because they are measures used by banking regulators in evaluating a company's financial condition and capital strength and thus investors desire to see this information. A reconciliation of Tier 1 Common to Valley's common stockholder's equity, and the Tier 1 Common Ratio to Valley's Tier1 Capital Ratio are included below. Tier 1 Common Capital and the Tier 1 Common Ratio were developed by the banking regulators. Tier 1 Common Capital is defined as Tier 1 Capital less non-common elements including qualifying trust preferred securities.

	As of and For the Period Ended
	December 31,	September 30,	December 31,
($ in thousands)	2014	2014	2013
Tier 1 common:
Total equity	$1,863,017	$1,584,198	$1,541,040
Plus (less):
Net unrealized losses on securities available for sale, net of tax	1,643	7,543	21,661
Accumulated net losses on cash flow hedges, net of tax	14,533	10,633	6,271
Defined benefit pension plan, net of tax	26,218	10,210	10,320
Goodwill, net of tax	(575,050)	(427,392)	(427,392)
Disallowed other intangible assets	(20,906)	(10,570)	(13,122)
Disallowed deferred tax assets	(34,989)	(35,010)	(41,252)
Tier 1 common capital	1,274,466	1,139,612	1,097,526
Trust preferred securities	44,000	44,000	44,000
Total Tier 1 capital*	$1,318,466	$1,183,612	$1,141,526
Risk-weighted assets (under Federal Reserve Board
Capital Regulatory Guidelines (RWA))	$13,555,991	$12,358,464	$11,830,604
Tier 1 capital ratio (Total Tier 1 capital / RWA)	9.73%	9.58%	9.65%
Tier 1 common capital ratio (Total Tier 1 common / RWA)	9.40%	9.22%	9.28%
___________________

*
Tier 1 Capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 Capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA-CONTINUED

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2014	2014	2013	2014	2013
Tangible book value per common share:
Common shares outstanding	232,110,975	200,674,966	199,593,109	232,110,975	199,593,109
Shareholders' equity	$1,863,017	$1,584,198	$1,541,040	$1,863,017	$1,541,040
Less: Goodwill and other intangible assets	(614,667)	(458,402)	(464,364)	(614,667)	(464,364)
Tangible shareholders' equity	$1,248,350	$1,125,796	$1,076,676	$1,248,350	$1,076,676
Tangible book value	$5.38	$5.61	$5.39	$5.38	$5.39
Tangible common equity to tangible assets:
Tangible shareholders' equity	$1,248,350	$1,125,796	$1,076,676	$1,248,350	$1,076,676
Total assets	$18,793,855	$16,726,410	$16,156,541	$18,793,855	$16,156,541
Less: Goodwill and other intangible assets	(614,667)	(458,402)	(464,364)	(614,667)	(464,364)
Tangible assets	$18,179,188	$16,268,008	$15,692,177	$18,179,188	$15,692,177
Tangible common equity to tangible assets	6.87%	6.92%	6.86%	6.87%	6.86%
Annualized return on average tangible shareholders' equity:
Net income	$25,135	$27,682	$39,608	$116,172	$131,961
Average shareholders' equity	1,780,334	1,581,877	1,530,019	1,618,965	1,519,299
Less: Average goodwill and other intangible assets	(562,497)	(459,210)	(464,939)	(486,769)	(464,085)
Average tangible shareholders' equity	$1,217,837	$1,122,667	$1,065,080	$1,132,196	$1,055,214
Annualized return on average tangible
shareholders' equity	8.26%	9.86%	14.88%	10.26%	12.51%

(4)
The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income. See the "Non-Interest Expense" section to this press release for additional information.

(5)	Total loans charged-off and recovered includes the following covered loans:

	Three Months Ended			Years Ended
(In thousands)	December 31,	September 30,	December 31,	December 31,
Covered loans charged-off:	2014	2014	2013	2014	2013
Commercial and industrial	$(277)	$(433)	$—	$(908)	$(84)
Commercial mortgage	—	—	—	(425)	—
Residential mortgage	—	—	—	(126)	(62)
Total covered loans charged-off	(277)	(433)	—	(1,459)	(146)
Charged-off loans recovered:
Construction	—	—	—	462	—
Total covered loans recovered	—	—	—	462	—
Net charge-offs	$(277)	$(433)	$—	$(997)	$(146)

(6)
Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and acquired or purchased loans during 2012 and 2014. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(7)
Excludes OREO properties related to FDIC-assisted transactions totaling $9.2 million, $6.2 million and $12.3 million, at December 31, 2014, September 30, 2014 and December 31, 2013, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(8)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $621 thousand, $625 thousand and $1.6 million at December 31, 2014, September 30, 2014 and December 31, 2013, respectively) after recognition of all credit impairments.

(9)
Represent acquired and purchased loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, EVP, Director of Sales, Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-4005, by fax at (973) 305-1364 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(in thousands, except for share data)

	December 31,
	2014	2013
Assets
Cash and due from banks	$462,569	$234,253
Interest bearing deposits with banks	367,838	134,915
Investment securities:
Held to maturity (fair value of $1,815,976 at December 31, 2014 and $1,711,427 at December 31, 2013)	1,778,316	1,731,737
Available for sale	886,970	829,692
Trading securities	14,233	14,264
Total investment securities	2,679,519	2,575,693
Loans held for sale, at fair value	24,295	10,488
Non-covered loans	13,262,022	11,471,447
Covered loans	211,891	96,165
Less: Allowance for loan losses	(102,353)	(113,617)
Net loans	13,371,560	11,453,995
Premises and equipment, net	282,997	270,138
Bank owned life insurance	375,640	344,023
Accrued interest receivable	57,333	53,964
Due from customers on acceptances outstanding	4,197	5,032
FDIC loss-share receivable	13,848	32,757
Goodwill	575,892	428,234
Other intangible assets, net	38,775	36,130
Other assets	539,392	576,919
Total Assets	$18,793,855	$16,156,541
Liabilities
Deposits:
Non-interest bearing	$4,235,515	$3,717,271
Interest bearing:
Savings, NOW and money market	7,056,133	5,422,722
Time	2,742,468	2,179,269
Total deposits	14,034,116	11,319,262
Short-term borrowings	146,781	281,455
Long-term borrowings	2,526,408	2,792,306
Junior subordinated debentures issued to capital trusts	41,252	41,089
Bank acceptances outstanding	4,197	5,032
Accrued expenses and other liabilities	178,084	176,357
Total Liabilities	16,930,838	14,615,501
Shareholders’ Equity
Preferred stock, (no par value, authorized 30,000,000 shares; none issued)	—	—
Common stock, (no par value, authorized 332,023,233 shares; issued 232,127,098 shares at December 31, 2014 and 199,629,268 shares at December 31, 2013)	81,072	69,941
Surplus	1,693,752	1,403,375
Retained earnings	130,845	106,340
Accumulated other comprehensive loss	(42,495)	(38,252)
Treasury stock, at cost (16,123 common shares at December 31, 2014 and 36,159 common shares at December 31, 2013)	(157)	(364)
Total Shareholders’ Equity	1,863,017	1,541,040
Total Liabilities and Shareholders’ Equity	$18,793,855	$16,156,541

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Interest Income
Interest and fees on loans	$150,296	$135,108	$136,176	$552,821	$537,301
Interest and dividends on investment securities:
Taxable	15,159	15,134	15,538	62,458	57,392
Tax-exempt	3,650	3,647	3,538	14,683	14,426
Dividends	1,570	1,522	1,539	6,272	6,240
Interest on federal funds sold and other short-term investments	267	48	124	369	738
Total interest income	170,942	155,459	156,915	636,603	616,097
Interest Expense
Interest on deposits:
Savings, NOW and money market	6,000	4,860	4,433	19,671	17,863
Time	7,686	6,981	6,744	27,882	29,928
Interest on short-term borrowings	132	218	212	972	590
Interest on long-term borrowings and junior subordinated debentures	28,478	28,732	29,398	113,321	119,996
Total interest expense	42,296	40,791	40,787	161,846	168,377
Net Interest Income	128,646	114,668	116,128	474,757	447,720
Provision for losses on non-covered loans and unfunded letters of credit	4,181	(423)	6,440	7,756	18,371
Provision for losses on covered loans	(201)	—	—	(5,872)	(2,276)
Net Interest Income After Provision for Credit Losses	124,666	115,091	109,688	472,873	431,625
Non-Interest Income
Trust and investment services	2,415	2,411	2,238	9,512	8,610
Insurance commissions	4,232	3,632	3,631	16,853	15,907
Service charges on deposit accounts	5,662	5,722	6,241	22,771	24,115
Gains on securities transactions, net	643	103	10,670	745	14,678
Trading gains (losses), net	47	(35)	1,150	(31)	909
Fees from loan servicing	1,751	1,806	1,931	7,013	7,020
Gains (losses) on sales of loans, net	234	(95)	1,540	1,731	33,695
Gains on sales of assets, net	17,876	83	11,547	18,087	10,947
Bank owned life insurance	1,799	1,571	1,644	6,392	5,962
Change in FDIC loss-share receivable	(9,182)	(3,823)	(1,247)	(20,792)	(8,427)
Other	4,086	3,406	2,728	15,335	15,237
Total non-interest income	29,563	14,781	42,073	77,616	128,653
Non-Interest Expense
Salary and employee benefits expense	52,806	45,501	48,671	193,489	194,410
Net occupancy and equipment expense	18,784	17,011	16,136	74,492	71,634
FDIC insurance assessment	3,837	3,534	3,931	14,051	16,767
Amortization of other intangible assets	3,021	2,201	2,464	9,919	8,258
Professional and legal fees	5,188	3,609	4,202	16,859	16,491
Loss on extinguishment of debt	10,132	—	—	10,132	—
Amortization of tax credit investments	10,048	4,630	7,914	24,196	14,352
Advertising	1,852	1,664	1,272	4,666	6,127
Other	15,599	13,386	11,502	55,451	53,299
Total non-interest expense	121,267	91,536	96,092	403,255	381,338
Income Before Income Taxes	32,962	38,336	55,669	147,234	178,940
Income tax expense	7,827	10,654	16,061	31,062	46,979
Net Income	$25,135	$27,682	$39,608	$116,172	$131,961
Earnings Per Common Share:
Basic	$0.11	$0.14	$0.20	$0.56	$0.66
Diluted	0.11	0.14	0.20	0.56	0.66
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.44	0.60
Weighted Average Number of Common Shares Outstanding:
Basic	221,471,635	200,614,091	199,613,524	205,716,293	199,309,425
Diluted	221,471,635	200,614,091	199,613,524	205,716,293	199,309,425

	VALLEY NATIONAL BANCORP
	Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
	Net Interest Income on a Tax Equivalent Basis
	Three Months Ended
	December 31, 2014			September 30, 2014			December 31, 2013
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$13,042,303	$150,302	4.61%	$11,907,275	$135,115	4.54%	$11,501,510	$136,183	4.74%
Taxable investments (3)	2,284,183	16,729	2.93%	2,203,431	16,656	3.02%	2,169,989	17,077	3.15%
Tax-exempt investments (1)(3)	543,005	5,616	4.14%	548,548	5,611	4.09%	561,370	5,443	3.88%
Federal funds sold and other
interest bearing deposits	445,525	267	0.24%	104,580	48	0.18%	208,204	124	0.24%
Total interest earning assets	16,315,016	172,914	4.24%	14,763,834	157,430	4.27%	14,441,073	158,827	4.40%
Other assets	1,992,983			1,719,502			1,747,097
Total assets	$18,307,999			$16,483,336			$16,188,170
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$6,799,900	$6,000	0.35%	$5,830,967	$4,860	0.33%	$5,452,246	$4,433	0.33%
Time deposits	2,515,621	7,686	1.22%	2,169,590	6,981	1.29%	2,187,372	6,744	1.23%
Short-term borrowings	169,396	132	0.31%	261,801	218	0.33%	249,493	212	0.34%
Long-term borrowings (4)	2,834,865	28,478	4.02%	2,839,365	28,732	4.05%	2,871,595	29,398	4.10%
Total interest bearing liabilities	12,319,782	42,296	1.37%	11,101,723	40,791	1.47%	10,760,706	40,787	1.52%
Non-interest bearing deposits	4,073,390			3,640,054			3,677,966
Other liabilities	134,493			159,682			219,479
Shareholders' equity	1,780,334			1,581,877			1,530,019
Total liabilities and shareholders' equity	$18,307,999			$16,483,336			$16,188,170
Net interest income/interest rate spread (5)		$130,618	2.87%		$116,639	2.80%		$118,040	2.88%
Tax equivalent adjustment		(1,972)			(1,971)			(1,912)
Net interest income, as reported		$128,646			$114,668			$116,128
Net interest margin (6)			3.15%			3.11%			3.22%
Tax equivalent effect			0.05%			0.05%			0.05%
Net interest margin on a fully tax equivalent basis (6)			3.20%			3.16%			3.27%
_________________________

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.